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                                                                  Exhibit(h)(17)

                              GOLDMAN, SACHS & CO.

                        Fee Information for Services as
                  Plan, Transfer and Dividend Disbursing Agent

                              GOLDMAN SACHS TRUST
                                  On behalf of
             Goldman Sachs - Institutional Liquid Assets Portfolios

     For the services provided and the expenses assumed by Goldman, Sachs & Co. pursuant to the Transfer Agency Agreement with respect to the Goldman Sachs - Institutional Liquid Assets Portfolios (the "Portfolios"), Goldman Sachs Trust shall pay to Goldman, Sachs & Co. as full compensation therefor a fee payable monthly at the annual rate of .04% of the average daily net asset value of each Portfolio's outstanding ILA Institutional, ILA Service, ILA Administration, ILA Cash Management (where applicable), ILA Class B (where applicable) and ILA Class C (where applicable) Units. This fee shall be reduced by the amount of the expenses borne by the Portfolios pursuant to the next paragraph.

     Each Portfolio shall bear all expenses properly incurred by the Portfolio and by Goldman, Sachs & Co. in connection with the performance of its duties under the Transfer Agency Agreement with respect to such Portfolio, including the expenses referred to in paragraph 6.02 thereof, provided that the expenses so borne by each class of Units may not exceed the monthly fee payable by such class at the annual rate of .04% of the average daily net asset value of the Units of such class as described in the preceding paragraph. All expenses that exceed such annual fee rate shall be borne by Goldman, Sachs & Co., including the expenses referred to in paragraph 6.02 thereof.



Goldman, Sachs & Co.                      Goldman Sachs Trust

By: /s/ John McNulty                      By: /s/ James A. Fitzpatrick
    ----------------------------              -----------------------------
        (Authorized Officer)                      (Authorized Officer)

Date: March 2, 2001                       Date:  March 14. 2001